Exhibit 10.10

NETLIST, INC.

111 Academy Drive, Suite 100, Irvine, California 92617

November 6, 2026

PERSONAL AND CONFIDENTIAL

Ms. Gail Sasaki

Re:Retention Bonus Letter

Dear Ms. Sasaki:

You have made extraordinary contributions to the multiyear intellectual property monetization strategy of Netlist, Inc. (the “Company”), including the negotiation and execution of significant patent license agreements. The Board of Directors of the Company (the “Board”), advised by its independent compensation consultant, has determined that the historical cash compensation of the Company’s senior executives has been conservative relative to its peer group, and the Board wishes to promote your continued retention as Chief Financial Officer. Accordingly, on November 6, 2026 (the “Effective Date”), the Board approved the one-time cash retention bonus described in this letter (this “Letter”), subject to the terms and repayment conditions set forth below. The Retention Bonus recognizes extraordinary contributions and creates no right to, or precedent for, future compensation.

1.

Retention Bonus; Payment. You will receive a one-time cash retention bonus in the amount of $4,000,000 (the “Retention Bonus”), payable in a single lump sum no later than the Company’s next regular payroll date following the date you sign this Letter. The Retention Bonus is paid in advance, subject to the repayment conditions set forth in Sections 3 and 5.

2.	Definitions. The following terms have the meanings set forth below for purposes of this Letter:
(a)

Cause. “Cause” means a reasonable determination by the Board, acting in good faith based upon actual knowledge at the time, that you have (i) materially breached your Proprietary Information and Invention Assignment Agreement with the Company, any other written confidentiality, proprietary information, invention assignment, non-solicitation or similar agreement between you and the Company, or any other material agreement between you and the Company, (ii) committed gross negligence or engaged in serious misconduct in the execution of your assigned duties, (iii) been convicted of a felony or other serious crime involving moral turpitude, (iv) materially refused to perform any lawful duty or responsibility consistent with your position with the Company, or (v) materially breached your fiduciary duty or your duty of loyalty to the Company. Your employment will not be terminated for Cause unless and until you have received written notice of a proposed termination for Cause setting forth the basis therefor and have had an opportunity to be heard at a meeting with at least a majority of the members of the Board, which opportunity will be deemed given if you receive such notice at least 72 hours in advance of the meeting.

(b)

Change in Control. “Change in Control” means the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (ii) (A) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring shareholder approval; or (iii) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(c)

Good Reason. “Good Reason” means (i) the assignment to you, without your consent, of duties inconsistent with your position so as to constitute a diminution of status with the Company, including any change in your title or an assignment of you to a position other than Chief Financial Officer of the Company, (ii) a reduction by the Company in your base salary as in effect at any time without your consent, other than a decrease of up to (and including) ten percent (10%) in connection with an adverse change in the business operations or financial condition of the Company, or (iii) a requirement that you relocate (or report on a regular basis) to an office outside of Orange County, California without your consent; provided that a resignation will be for Good Reason only if you give the Company written notice of your resignation stating the event constituting Good Reason and your resignation is effective during the Retention Period.

3.	Early Departure Repayment.
(a)

Voluntary Resignation. If you resign for any reason other than Good Reason during the two-year period beginning on the Effective Date (the “Retention Period”), you must repay to the Company an amount equal to the Retention Bonus multiplied by a fraction equal to the number of full calendar months remaining in the Retention Period after your termination date divided by 24.

(b)

Termination for Cause; After-Discovered Cause. Subject to Section 4, if your employment is terminated for Cause during the Retention Period, you must repay 100% of the Retention Bonus. If, after any termination of your employment (other than due to your death or disability) and during the Retention Period, the Board determines, following the notice and opportunity to be heard described in Section 2(a), that Cause existed at termination, your termination will be deemed to have been for Cause as of the original termination date for all purposes of this Letter, and you must repay 100% of the Retention Bonus, less any amounts already recovered and retained by the Company under Section 3(a).

(c)

No Repayment upon Other Terminations. Subject to Section 3(b), no repayment is required under this Section 3 upon a termination of your employment by the Company without Cause, by you for Good Reason, or due to your death or disability. Any amount repayable under this Section 3 is an “Early Departure Repayment.”

4.

Change in Control. Upon consummation, during your employment, of a Change in Control, Section 3 will cease to apply, except that any Early Departure Repayment determined before the Change in Control remains due. This Section 4 does not limit recovery under Section 6.

5.	Repayment Terms.
(a)

Repayment Obligation. Each Early Departure Repayment is your unconditional obligation, payable in cash in a lump sum within 30 days after the Board’s written demand, on a gross (pre-tax) basis, except that the Board may permit repayment net of taxes withheld if made in the calendar year in which the Retention Bonus was paid. The Retention Bonus is paid subject to the repayment conditions of this Letter and is not an advance of wages. Your repayment obligations survive termination of your employment and of this Letter and bind your estate.

(b)

Remedies. The Company may recover any amount owed by any lawful means, including arbitration under Section 10(e), and you must reimburse the Company’s reasonable collection costs, including attorneys’ fees, to the extent recovery is permitted by applicable law; this obligation survives termination of your employment and of this Letter. As a cumulative, non-exclusive remedy, the Company may offset amounts owed against amounts payable to you, but only as permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the

“Code” and such section, “Section 409A”), and applicable law. The Company will not extend the time for, or accept installment payments of, any repayment.

6.

Clawback Policy. The Retention Bonus is subject to any Company recoupment or clawback policy in effect on or adopted after the Effective Date, including any policy adopted under Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 thereunder or the listing standards of any national securities exchange on which the Company’s securities are listed (including in connection with any such listing), and to Section 304 of the Sarbanes-Oxley Act of 2002. You consent to any amendment of this Letter needed to comply with any such policy. Recovery under any such policy supplements, and does not duplicate, recovery under this Letter.

7.	Tax Matters.
(a)

Withholding; Tax Consequences. All payments are subject to applicable tax withholding, and the Company makes no representation regarding the tax treatment of the Retention Bonus or any repayment, and you bear all tax consequences of any repayment, without gross-up.

(b)	Section 409A. All payments are intended to be exempt from Section 409A as short-term deferrals and will be interpreted accordingly. The Company has no liability under Section 409A.
8.	Entire Agreement. This Letter is the entire agreement between you and the Company regarding the Retention Bonus and supersedes all prior discussions and understandings regarding the Retention Bonus.
9.

Board Determinations; Amendment. The Board has authority to interpret this Letter and to make all determinations under it, including any determination of Cause, any determination of whether your termination of employment was due to disability, or any repayment amount, which may not be delegated. Board determinations are final and binding, reviewable only as arbitrary and capricious. This Letter may be amended only by a writing signed by you and the Company, except that the Company may amend it without your consent as needed to comply with applicable law, Section 409A or any policy described in Section 6.

10.	General Provisions.
(a)	No Right to Employment. This Letter confers no right to continued employment and does not limit the Company’s right to terminate your employment at any time. Your employment remains at will.
(b)	Unfunded Obligation. The Retention Bonus is unfunded, and you are a general unsecured creditor of the Company as to any amount payable under this Letter.
(c)

Non-Assignment; Successors. Your rights under this Letter may not be assigned, transferred, pledged or encumbered, except by will or the laws of descent and distribution. This Letter binds the Company and its successors.

(d)	Governing Law. This Letter is governed by California law, without regard to conflict of laws principles.
(e)	Disputes. Any dispute under this Letter will be resolved by final and binding arbitration in Orange County, California, under the JAMS Employment Arbitration Rules & Procedures then in effect.
(f)	Miscellaneous. If any provision of this Letter is held invalid or unenforceable, the remaining provisions remain effective.
11.

Review; Advice of Counsel. You acknowledge that you have read this Letter, including the repayment provisions of Sections 3 and 5 and the clawback provisions of Section 6, to which you expressly consent; that you were advised to consult an attorney of your choice about this Letter before signing; and that the Company has made no representation regarding the tax consequences of the Retention Bonus or any repayment.

12.	Acceptance. Please sign and return this Letter confirming your acceptance of its terms. This Letter may be signed in counterparts and electronically.

Sincerely,

NETLIST, INC.

By:	/s/ Chun K. Hong
Name: Chun K. Hong
Title: President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Gail Sasaki
Gail Sasaki
Date: November 6, 2026